UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):May 18, 2007

Deli Solar (USA), Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-12561	95-3819300
(State of Incorporation )	(Commission File Number)	(I.R.S. Employer Identification No.)

Building 3 No. 28, Feng Tai North Road, Beijing China, 100071
(Address of principal executive offices, including zip code)

+86-10-63850516
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On May 18, 2007, Beijing Deli Solar Technology Development Co., Ltd., our wholly-owned subsidiary (“Deli Solar (Beijing)”) entered into an agreement with Tianjin Municipal Ji County State-owned Assets Administration Commission (the “SAAC”) for the purchase of state-owned equity in Tianjin Huaneng Group Energy Equipment Co., Ltd. (“Tianjin Huaneng”) (the “Agreement”). Tianjin, which is approximately 50 miles form Beijing, is one of only four municipal cities directly governed by the central government in China.

Tianjin Huaneng was incorporated in 1987. It is a state-owned enterprise with 51% of its equity owned by SAAC and 49% owned by the employees, who have approved and authorized SAAC to enter the Agreement in a special meeting. Tianjin Huaneng manufactures heating products such as heating pipes, heat exchangers, specialty heating pipes and tubes, high temperature hot blast stoves, heating filters, normal pressure water boilers, solar energy water heaters and radiators. It has disclosed annual revenues of approximately $1,099,000 (unaudited) and net profits of approximately $527,000 (unaudited) for the fiscal year ended December 31, 2006. There can be no assurance, however, that the audited financial results of Tianjin Huaneng will be the same.

Under the Agreement, the SAAC agreed to transfer the state-owned interests, including 51% of the equity in Tianjin Huaneng to Deli Solar (Beijing) for a cash of RMB24,100,000 (approximately $ 3,149,147) (the “Purchase Amount”), which is to be paid within 15 business days of May 18, 2007 (the “Closing”). Deli Solar (Beijing) is to assume 51% of the liabilities of Tianjin Huaneng. In addition, Deli Solar (Beijing) shall contribute a minimum of RMB20,000,000 ($2,613,400) as working capital to the acquired company within three months after the Closing. Deli Solar (Beijing) also agreed to employ the 550 current Tianjin Huaneng employees pursuant to new three year employment contracts.

After the Closing, Deli Solar (Beijing) has the right to a majority of the board seats of Tianjin Huaneng.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deli Solar (USA), Inc.
(Registrant)

Date: May 23, 2007	By:	/s/ Deli Du
Deli Du
President and Chief Executive Officer